Exhibit 99.1

MATRIA HEALTHCARE, INC.
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed balance sheet is based on the historical financial statements of Matria Healthcare, Inc. (“Matria” or the “Company”) after giving effect to the gain on disposal of Facet Technologies, LLC (“Facet”), a Matria wholly-owned subsidiary, and the repayment of debt with estimated net proceeds. The pro forma condensed consolidated statements of operations are not required for this Form 8-K as the effect of the Disposition of Facet has been fully reflected in the Company’s historical consolidated statements of operations.

On July 26, 2006, Matria, Facet and Facet Acquisition LLC (the “Purchaser”), an affiliate of Water Street Capital Partners, L.P., entered into a definitive Membership Interest Purchase Agreement (the “Purchase Agreement”) pursuant to which the Purchaser agreed to purchase from Matria all of the membership interests of Facet Technologies (the “Disposition”). Pursuant to the terms of the Purchase Agreement, on September 1, 2006, the Purchaser paid Matria approximately $122 million in cash as consideration for the Disposition, subject to certain adjustments set forth in the Purchase Agreement..

The unaudited pro forma condensed consolidated balance sheet includes specific assumptions and adjustments related to the Disposition. The adjustments are based upon presently available information and assumptions that management believes are reasonable under the circumstances as of the date of this filing. However, actual adjustments may differ materially from the information presented. The unaudited pro forma condensed balance sheet, including the notes thereto, should be read in conjunction with the historical consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006.

The unaudited pro forma condensed consolidated balance sheet presented is for informational purposes only.

MATRIA HEALTHCARE, INC.
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
As of June 30, 2006
(in thousands)

	June 30, 2006	Pro Forma
	As Reported	Adjustments (1)			Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$23,259	$-			$23,259
Restricted cash	1,594	-			1,594
Trade accounts receivables, net	52,587	-			52,587
Assets held for sale	135,649	(104,642)	(a	)	31,007
Prepaid expenses and other current assets	11,233	-			11,233
Deferred income taxes	13,720	(8,744)	(b	)	4,976
Total current assets	238,042	(113,386)			124,656

Property and equipment, net	37,508	-			37,508
Goodwill	456,450	-			456,450
Other intangibles, net	59,463	-			59,463
Deferred income taxes, net	12,787	-			12,787
Other assets	14,631	-			14,631

Total assets	$818,881	$(113,386)			$705,495

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short term borrowings and current portion
of long-term debt	$177,342	$(116,745)	(d	)	$60,597
Accounts payable	9,501	-			9,501
Liabilities related to assets held for sale and
other discontinued operations	22,257	(12,481)	(a	)	9,776
Unearned revenues	16,307				16,307
Accrued liabilities	32,078	-			32,078
Total current liabilities	257,485	(129,226)			128,259

Long-term debt, excluding current installments	279,709	-			279,709
Other long-term liabilities	10,382	-			10,382
Total liabilities	547,576	(129,226)			418,350

Shareholders' equity	271,305	15,840	(c	)	287,145

Total liabilities and shareholders' equity	$818,881	$(113,386)			$705,495

(1) See Note 2 to the unaudited pro forma condensed financial statements.

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

MATRIA HEALTHCARE, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
(In thousands)

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed balance sheet included in this Form 8-K is based on the historical financial statements of Matria Healthcare, Inc. (“Matria” or the “Company”) after giving effect to the pro forma gain on disposal of Facet Technologies, LLC (“Facet”), a Matria wholly-owned subsidiary, and the repayment of debt with estimated net proceeds. The pro forma condensed consolidated statements of operations are not required for this Form 8-K as the effect of the Disposition has been fully reflected in the Company’s historical consolidated statements of operations.

On July 26, 2006, Matria, Facet and Facet Acquisition LLC (the “Purchaser”), an affiliate of Water Street Capital Partners, L.P., entered into a definitive Membership Interest Purchase Agreement (the “Purchase Agreement”) pursuant to which the Purchaser agreed to purchase from Matria all of the membership interests of Facet Technologies (the “Disposition”). Pursuant to the terms of the Purchase Agreement, on September 1, 2006, the Purchaser paid Matria approximately $122 million in cash as consideration for the Disposition, subject to certain adjustments set forth in the Purchase Agreement.

The unaudited pro forma condensed balance sheet of Matria as of June 30, 2006, is presented as if the Disposition occurred on June 30, 2006.

2.	Pro Forma Adjustments

Pro forma adjustments for the Disposition are necessary to reflect the pro forma gain on the disposal of Facet and the repayment of debt with estimated net proceeds from the Disposition. The pro forma adjustments included in the unaudited pro forma condensed balance sheet as of June 30, 2006, are as follows:

a.	Adjustment to eliminate all of the assets and liabilities of Facet from assets held for sale and liabilities related to assets held for sale.

b.	Adjustment to reflect the income taxes on the gain on the Disposition.

c.	Adjustment to reflect the pro forma gain, net of income taxes, on the Disposition as if the transaction had occurred on June 30, 2006.

d.	Adjustment to reflect the reduction in debt with the net proceeds from the Disposition.